EXHIBIT 21.1
SUBSIDIARIES OF BLACKBAUD, INC.
As of February 20, 2020

Organized Under Laws of:
Blackbaud, Inc.	Delaware
Subsidiaries
ACN 161 644 328 Pty. Ltd.	Australia
Blackbaud Asia, Ltd.	Hong Kong
Blackbaud Canada, Inc.	Canada
Blackbaud Europe Ltd.	Scotland
Blackbaud Global Ltd.	England and Wales
Blackbaud Latin America, S.R.L.	Costa Rica
Blackbaud Pacific Pty. Ltd.	Australia
Everyday Hero Ltd.	England and Wales
Everyday Hero Pty. Ltd.	Australia
Giving.com Limited	England and Wales
Giving Limited	England and Wales
JGCrowdfunding USA, LLC	Delaware
JG US Inc.	Delaware
MyCharity, Ltd.	Ireland
NPO Account Services, LLC	Delaware
Smart, LLC	Delaware
YC Blocker 1, LLC	Delaware
YourCause Holdings, LLC	Delaware
YourCause, LLC	Texas